                                SERVICE AGREEMENT

     AGREEMENT dated as of August 15, 2006, between Delaware Distributors L.P. ("Distributor"), a limited liability partnership with its principal offices at One Commerce Square, Philadelphia, Pennsylvania, 19103, as Distributor for Delaware VIP Trust (the "Fund"), an open-end management investment company organized as a statutory trust under the laws of the State of Delaware, and New York Life Insurance and Annuity Corporation (the "Company"), a Delaware corporation having its principal office and place of business at 51 Madison Avenue, New York, New York 10010, on its behalf and on behalf of each separate account set forth on attached SCHEDULE A as it may be amended from time to time (the "Separate Accounts"), as issuer of variable annuities and/or variable life insurance policies funded through the Separate Accounts for distribution (the "Contracts").

     In consideration of the promises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.   SERVICES PROVIDED

     The Company agrees to provide services to the Fund including the following:

     a) responding to inquiries from the Company Contract owners using one or more portfolios (each, a "Portfolio") of the Fund as an investment vehicle regarding the services performed by the Company as they relate to the Fund;

     b) providing information to Distributor and to Contract owners with respect to shares attributable to Contract owner accounts and maintaining records for each Contract owner with respect to units purchased and redeemed and unit balances;

     c) printing and mailing of shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution, and tax notices) as may be required;

     d) facilitation of the tabulation of Contract owners' votes in the event of a meeting of the shareholders;

     e) communication directly with Contract owners concerning the Fund's operations;

     f) providing such other similar services as Distributor may reasonably request pursuant to the extent permitted or required under applicable statutes, rules, and regulations.

2.   EXPENSE ALLOCATION

     Subject to Paragraph 3 hereof, the Company or its affiliates shall initially bear the costs of the following:

     a) printing and distributing the Fund's prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material, and other shareholder communications (collectively, the "Fund Materials") to be distributed to prospective Contract owners;

     b) printing and distributing all sales literature or promotional material developed by the Company or its affiliates and relating to the contracts;

     c) servicing Contract owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed in Paragraph 1 of this Agreement.

3.   PAYMENT OF EXPENSES

     a) Distributor will pay the Company a quarterly fee equal to a percentage of the average daily net assets of each Portfolio attributable to Contracts, at the annual rate as set forth in the following schedule ("Portfolio Servicing Fee"), in connection with the expenses incured
          by the Company under Paragraph 2 hereof: [    %] of all assets in any
          Portfolio of the Fund attributable to Contracts. For purposes of computing the payment to the Company under this paragraph, the average daily value of shares held in the covered Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (share net asset value multiplied by total number of shares held by such Separate Accounts) on each day during the calendar month, and dividing by the total number of days during such month. The Company will deliver to Distributor a quarterly statement showing the calculation of the amounts payable to the Company by Distributor, along with other supporting data reasonably requested by Distributor. The fees will be calculated based on monthly periods, but billed quarterly. The data shall be sent in the format described in SCHEDULE B. Unless the Company objects in writing, Distributor will pay the fee to the Company within thirty (30) days following Distributor's receipt of such statement from the Company. Distributor will make payment to the Company if the fee payable to the Company equals or exceeds $50.00 in any particular quarter. If, however, payment due does not equal or exceed $50.00 in any particular quarter, the Company may roll any outstanding charges forward and include them on the Company's next quarterly statement. During the effectiveness Period of this Agreement, and for a period of thirty (30) days following receipt by Distributor of a final statement from the Company in the event of a termination of this Agreement, Distributor or its duly appointed agents or representatives may review any relevant books and records during the Company's normal business hours for the purpose of verifying the accuracy of the amounts billed by the Company, or the fees paid by Distributor to the Company.

     b) From time-to-time, the parties hereto shall review the Portfolio Servicing Fee to determine whether it reasonably approximates the incured and anticipated costs, over time of the Company in connection with its duties hereunder. The parties agree to negotiate in good faith any change to the Portfolio Servicing Fee requested by a party in good faith.

     c) The Fund shall have no obligation to pay the Company any fees, including the Portfolio Servicing Fee, under this Agreement.

4.   TERM OF AGREEMENT

     Either party may terminate this Agreement, without penalty, on 60 days' written notice to the other party. Unless so terminated, this Agreement shall continue in effect for so long as Distributor or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as any Contract value or any monies attributable to the Company is allocated to a Portfolio.

5.   INDEMNIFICATION

     a) the Company agrees to indemnify and hold harmless Distributor and its employees, officers, directors, agents, and affiliates from any and all loss, liability, and expense resulting from the negligence, bad faith or willful misfeasance of the Company under this Agreement or by reason of the reckless disregard of the Company's obligations and duties under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or negligence of Distributor in the performance of its duties under this Agreement.

     b) Distributor agrees to indemnify and hold harmless the Company and its employees, officers, directors, agents, and affiliates from any and all loss, liability, and expense resulting from the negligence, bad faith or wilful misfeasance of Distributor under this Agreement or by reason of the reckless disregard of the Distributor's obligations and duties under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or negligence of the Company in the performance of its duties under this Agreement.

6.   NOTICE

     Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the party receiving such notices or communications may subsequently direct in writing:

     If to the Distributor:

     Delaware Distributors, L.P.
     2005 Market Street
     Philadelphia, PA l9103
     Att: General Counsel
     Fax: 215-255-2108

     If to the Company:

     New York Life Insurance and Annuity Corporation
     51 Madison Avenue
     New York, NY 10010
     Attn: Robert J. Hebron, Senior Vice President
     Fax: (212) 576-4783

     With a Copy to:

     New York Life Insurance and Annuity Corporation
     Office of the General Counsel, Variable Products Attorney
     51 Madison Avenue, Room 10SB
     New York, NY 10010
     Fax: (212) 576-7101

7.   APPLICABLE LAW

     Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York, without regard for that state's conflict of laws principles.

8.   SEVERABILITY

     If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

9.   RIGHTS CUMULATIVE

     The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the parties are entitled to under federal and state laws.

10.  PARTICIPATION AGREEMENT

     Nothing in this Agreement shall amend, modify or supersede any contractual terms, obligation or covenants among or between the Company and Distributor previously or currently in effect, including those contractual terms, obligations or covenants contained in the Fund Participation Agreement.

11.  ASSIGNMENT

     Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party thereto.

12.  AMENDMENT

     This Agreement may be amended or modified in whole or in part only by a written agreement executed by both parties. Notwithstanding the above, the parties to this Agreement may amend the Schedule A to this Agreement from time to time to reflect changes in or relating to the Separate Accounts that are the subject of this Agreement.

13.  CAPTIONS

     The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

14.  COUNTERPARTS

     This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

15.  NON-EXCLUSIVITY

     The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

16.  COOPERATION

     Each party to this Agreement will cooperate with the other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and state insurance regulators) and will permit each other and such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

17.  DULY AUTHORIZED AGREEMENT

     Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or partnership action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers signing below.

                                        DELAWARE DISTRIBUTORS, L.P.


                                        By: /s/ Douglas L. Anderson
                                            ------------------------------------
                                        Name: Douglas L. Anderson
                                        Title: Senior Vice President


                                        NEW YORK LIFE INSURANCE AND ANNUITY
                                        CORPORATION


                                        By: /s/ Robert J. Hebron
                                            ------------------------------------
                                        Name: Robert J. Hebron
                                        Title: Senior Vice President

                                   SCHEDULE A

                                SEPARATE ACCOUNTS

NAME OF SEPARATE ACCOUNT AND DATE ESTABLISHED

NYLIAC Corporate Sponsored Variable Universal Life Separate Account-I May 24,
1996

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

                                   SCHEDULE B

CONTACT INFORMATION

     -    Name, phone number, e-mail, company, address of invoice contact

     -    How to send payment (wire instructions or check/address)

INVOICE DATA

     -    Date of Invoice

     -    Billing Period

     -    Company Name

     -    Invoice number (Created by Agent)

     -    Accounts by Delaware fund name & CUSIP

          -    Delaware fund account number

          -    Account Registration

          -    Average assets for the billing period

          -    Services compensation rate

          -    Payable Amount